UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

COLUMBIA SPORTSWEAR COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Portland, Oregon

April 3, 2009

Dear Shareholders:

You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Thursday, May 21, 2009, at our headquarters located at 14375 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company’s operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting.

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Please read “How You Can Vote” and “How You Can Revoke Your Proxy and/or Change Your Vote” in the Proxy Statement for further information.

Very truly yours,

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2009

Dear Shareholders:

Our annual meeting will be held at 3:00 p.m. Pacific Time on Thursday, May 21, 2009, at 14375 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To approve the 1997 Stock Incentive Plan, as amended;

3.	To re-approve the Executive Incentive Compensation Plan;

4.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

5.	To act upon any other matters that may properly come before the meeting.

Only shareholders of record at the close of business on March 23, 2009, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning March 27, 2009, at our corporate headquarters.

By Order of the Board of Directors

/s/ Peter J. Bragdon
Peter J. Bragdon
Vice President, General Counsel and Secretary

Portland, Oregon

April 3, 2009

PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

Proxy Statement Information. The Board of Directors of Columbia Sportswear Company, an Oregon corporation, is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Thursday, May 21, 2009, at the Company’s headquarters, located at 14375 NW Science Park Drive, Portland, Oregon 97229, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, our 2008 Annual Report to Shareholders, and our form of proxy will be provided to shareholders on or about April 3, 2009. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, 2008 Annual Report to Shareholders, and form of proxy, will be borne by the Company. We will ask fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies will be solicited by use of the mail and the internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile, and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials. In accordance with Securities and Exchange Commission rules, the Company’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Annual Report to Shareholders, Proxy Statement and/or form of proxy in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our Notice or proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding, please notify your broker or write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker.

Who Can Vote. Only shareholders of record at the close of business on March 23, 2009 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on March 23, 2009, 33,885,692 shares of our Common Stock, the only authorized voting security of the Company, were issued and outstanding. Because shareholders are entitled to one vote per share, a total of 33,885,692 votes are entitled to be cast at the annual meeting.

How You Can Vote. Shareholders may vote in person at our annual meeting or by proxy. To vote by proxy:

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

All shares for which a proxy has been properly granted and not revoked will be voted at the annual meeting in accordance with your instructions. If you grant a proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy and/or Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Submitting to the Secretary written notice of revocation bearing a later date than the date of your proxy;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

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Attending the annual meeting and voting in person. If your shares are held in the name of a broker, bank, trust, or other nominee, you must obtain a proxy, executed in your favor, from the nominee to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Peter J. Bragdon, Vice President, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 16, 2009, regarding the beneficial ownership of shares of our Common Stock by (i) each person known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table who was serving as an executive officer at the end of the last completed fiscal year (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	15,080,198	(2)	44.50
Gertrude Boyle	5,310,707		15.67
Sarah A. Bany	1,679,251	(3)	4.96
Murrey R. Albers	46,130	(4)	*
Stephen E. Babson	37,250	(5)	*
Andy D. Bryant	14,924	(6)	*
Edward S. George	55,306	(7)	*
Walter T. Klenz	46,256	(8)	*
Michael W. McCormick	27,641	(9)	*
Mark J. Sandquist	71,766	(10)	*
John W. Stanton	328,945	(11)	*
Bryan L. Timm	104,506	(12)	*
All executive officers and directors as a group (17 persons)	22,928,569	(13)	67.66

*	Less than 1%

(1)	Shares that the person or group has the right to acquire within 60 days after March 16, 2009 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Includes (a) 365,463 shares held in trust, for which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s children, (b) 417 shares held in trust for Mr. Boyle’s wife, for which she is trustee, and (c) 23,575 shares held by Mr. Boyle’s daughter, the purchase of which was financed with a loan from Mr. Boyle. Mr. Boyle disclaims beneficial ownership of these shares. Also includes 2,262,997 shares held in six grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary. Does not include 22,000 shares held by Mr. Boyle’s son, the purchase of which was financed with a loan from Mr. Boyle. The ownership of Mr. Boyle’s son’s shares is not attributable to Mr. Boyle, and Mr. Boyle disclaims beneficial ownership of these shares.

(3)	Includes (a) 349,244 shares held in two grantor retained annuity trusts for which Ms. Bany is trustee and income beneficiary, (b) 47,798 shares subject to options exercisable within 60 days after March 16, 2009, and (c) 1,725 shares subject to restricted stock units (“RSUs”) that vest within 60 days after March 16, 2009. Includes 424,331 shares held by DSRA, LLC. Also includes 10,883 shares held by the Marie Lamfrom Charitable Foundation, for which Ms. Bany is a trustee. Ms. Bany disclaims beneficial ownership of these shares.

(4)	Includes 39,007 shares subject to options exercisable within 60 days after March 16, 2009, and 2,441 shares subject to RSUs that vest within 60 days after March 16, 2009.

(5)	Includes (a) 750 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 1,500 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 29,659 shares subject to options exercisable within 60 days after March 16, 2009, and (d) 2,441 shares subject to RSUs that vest within 60 days after March 16, 2009.

(6)	Includes 9,550 shares subject to options exercisable within 60 days after March 16, 2009, and 2,441 shares subject to RSUs that vest within 60 days after March 16, 2009.

(7)	Includes 7,800 shares held by George Family Investment L.P. and 6,400 shares held by The George Family Trust, for which Mr. George is a trustee. Mr. George disclaims beneficial ownership of these shares. Also includes 38,164 shares subject to options exercisable within 60 days after March 16, 2009, and 1,009 shares subject to RSUs that vest within 60 days after March 16, 2009.

(8)	Includes 43,713 shares subject to options exercisable within 60 days after March 16, 2009, and 1,009 shares subject to RSUs that vest within 60 days after March 16, 2009.

(9)	Includes 18,739 shares subject to options exercisable within 60 days after March 16, 2009.

(10)	Includes 71,766 shares subject to options exercisable within 60 days after March 16, 2009.

(11)	Includes 25,000 shares held by the Aven Foundation, for which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares. Also includes 21,526 shares subject to options exercisable within 60 days after March 16, 2009, and 2,441 shares subject to RSUs that vest within 60 days after March 16, 2009.

(12)	Includes 98,163 shares subject to options exercisable within 60 days after March 16, 2009.

(13)	Includes 541,117 shares subject to options exercisable within 60 days after March 16, 2009, and 13,507 shares subject to RSUs that vest within 60 days after March 16, 2009.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter that is available for review on our website at www.columbia.com. Under our Nominating and Corporate Governance Committee Charter, which adopts the standards for “independence” under the applicable NASDAQ listing rules and the Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has determined that Messrs. Albers, Babson, Bryant, George, Klenz and Stanton are independent and, accordingly, a majority of our Board of Directors is independent. In addition, all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. There are no undisclosed transactions, relationships, or arrangements that were considered by the Board of Directors in connection with the determination of whether any particular Director is independent.

The Company has also adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and all other Company directors and officers. A copy of our Code of Business Conduct and Ethics is available on our website at www.columbia.com.

Communications with Board. Any shareholder may communicate with the Board of Directors, individually or as a group, by writing to the member or members of the Board of Directors, c/o Peter J. Bragdon, Vice President, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed. Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.

Board Meetings. The Board of Directors met six times in 2008. Four executive sessions of the Board of Directors were held in 2008. Each director attended at least 75% of the total number of meetings of the Board of Directors and of any committee on which he or she served in 2008. We do not maintain a formal policy regarding director attendance at annual shareholder meetings; however, we encourage directors to attend the annual meeting of shareholders. All but two of our directors attended our 2008 annual meeting of shareholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2008, is described below.

Audit Committee. The Audit Committee is composed of Messrs. George, Bryant, and Stanton. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Mr. George is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met eight times in 2008. Mr. George chairs the Audit Committee.

Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson and Klenz. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, and the Executive Incentive Compensation Plan. The Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Discussion and Analysis.” The Compensation Committee met seven times in 2008. Mr. Albers chairs the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Babson, Albers, Bryant, George, Klenz and Stanton. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met five times in 2008. Mr. Babson chairs the Nominating and Corporate Governance Committee.

Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee, c/o Peter J. Bragdon, Vice President, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2009 will be considered for nomination at the 2010 Annual Meeting of Shareholders. Recommendations received after December 31, 2009 will be considered for nomination at the 2011 Annual Meeting of Shareholders. In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, referrals by search firms, and internal research and recruitment activities.

Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidate(s) who the Nominating and Corporate Governance Committee believes will best serve the Company. In evaluating director candidates, the Nominating and Corporate Governance Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee will consider these factors to evaluate potential candidates regardless of the source of the recommendation. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable NASDAQ listing requirements and Securities and Exchange Commission rules. The Committee also believes key members of our management should participate as members of the Board.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Likewise, none of our executive officers has served on the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions. Joseph P. Boyle, son of Timothy P. Boyle and grandson of Gertrude Boyle, is employed by the Company as a merchandiser. Joseph P. Boyle receives an annual salary of $100,000 and is eligible to receive bonus and employment benefits available to other employees in comparable positions. The Nominating and Corporate Governance Committee reviewed and ratified this arrangement.

Related Transactions Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, 5% shareholder, or any immediate family member of an officer, director, or 5% shareholder (“related person”) pursuant to our related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions amounting to more than $120,000 in which the Company was or is to be a participant, and in which a related person had or will have a direct or indirect material interest. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person under the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to see that they are in compliance with the Committee’s guidelines and are appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and beneficial owners of more than 10% of our Common Stock are required to furnish to us copies of all section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all section 16(a) transactions were reported on a timely basis in 2008, except for the inadvertent late filing on behalf of Ms. Bany to report the exercise of 5,250 options, which was reported on a Form 4 one day after the filing due date due to a Company holiday closure.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance, and oversight regarding the financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls, and the Company’s auditing, accounting, and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at www.columbia.com.

Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the relationship between the Company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm, and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the Company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.

The Audit Committee has:

•	Reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and audit of internal control over financial reporting;

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Discussed with Deloitte & Touche LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees);

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Received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence from the Company and its management; and

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Reviewed and approved the fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining its independence.

In considering the nature of the non-audit services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2008, be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George—Chairman

Andy D. Bryant

John W. Stanton

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee:

Murrey R. Albers—Chairman

Stephen E. Babson

Walter T. Klenz

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and our three other most highly compensated officers in 2008, who we collectively refer to as our named executive officers. Our named executive officers for 2008 were:

•	Timothy P. Boyle, President and CEO;

•	Gertrude Boyle, Chairman of our Board of Directors;

•	Bryan L. Timm, Executive Vice President and Chief Operating Officer, or COO;

•	Michael W. McCormick, Executive Vice President of Global Sales and Marketing; and

•	Mark J. Sandquist, Vice President of Global Apparel Merchandising and ACE.

During 2008, Mr. Timm also served as Chief Financial Officer. His successor was appointed in January 2009.

In this CD&A, the terms “we,” “us,” “our” and the “Company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers also generally apply to our other executive officers, and references in this CD&A to executive officers generally include the named executive officers and the other executive officers.

In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual cash bonus, and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance and the employee’s role and responsibilities.

Our compensation program is designed:

•	to align executive officer and shareholder financial interests;

•	to enable us to attract, retain and motivate key, highly talented executive officers; and

•	to consider competitive compensation practices and other relevant factors without establishing compensation targets at specific benchmark percentiles.

Highlights of our compensation program include the following:

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we employ our executive officers “at will” and we have no employment agreements with any of our named executive officers, other than a change in control and severance plan approved by the Board of Directors in 2009 and in which our Chairman and our President and CEO are not eligible to participate;

•	our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases;

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we engage in extensive processes that require Compensation Committee review and approval of compensation program design and practices, advice of an independent compensation consultant engaged by the Committee, and comprehensive discussions between the Committee and our President and CEO regarding our President and CEO’s performance and the performance of our other executive officers; and

•	we have established appropriate written policies and practices regarding the timing and pricing of stock option grants.

Compensation objectives

Leadership and motivation of our executive officers are critical to our long-term success. We believe our executive officer compensation program enables us to attract, retain and motivate key high-quality executive officers who have significant responsibilities for our long-term success. Our executive officer compensation program also seeks to align these officers’ compensation with our short- and long-term operating and stock market performance.

The market for high quality executive officers in our industry remains competitive. As with any company, part of attracting and keeping the executive officers we want involves offering total compensation packages that are competitive with those offered by other companies. Our challenge is to offer a compensation program that is competitive and at the same time reinforces our core values of product quality, performance and execution in support of our corporate strategies and operating plans.

Compensation program design

Our compensation program is designed to reward our executive officers when they achieve our targeted annual performance goals, increase shareholder value and maintain long-term careers with us. Accordingly, we:

•	provide total compensation that is competitive with other companies in our industry;

•	link bonuses to corporate and individual performance; and

•	align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns.

In our view, a competitive pay package in our industry includes a salary that provides for a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of both corporate and individual objectives, equity incentives that offer significant rewards if the market price of our common stock increases in the future, and benefits consistent with what is offered by similar companies. The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and equity incentives. Therefore, when targeted performance levels are not achieved and/or our stock price decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded and our stock price increases, executive officer compensation is substantially increased.

Components of compensation

We have a relatively simple compensation program. For 2008, our compensation program for named executive officers included the following three main components:

•	base salary;

•	annual, short-term incentive compensation; and

•	long-term, equity-based incentive compensation consisting of stock options and performance-based and time-based restricted stock units (“RSUs”).

These three components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation in the form of various other employee benefits and perquisites. Each of these elements helps us achieve the objectives of our compensation program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives. A short description of each follows.

Base salary

We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer.

Short-term incentive compensation

We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual bonuses to motivate and reward achievement of corporate objectives. The plan is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code for qualified performance-based compensation. The Compensation Committee generally determines the structure of the overall short-term incentive program at the beginning of the year. In setting the structure and the amount of the overall bonus target, the Committee considers the Company’s strategic goals and plan, its operational and financial budget, and other factors, all of which are designed to improve shareholder value. The maximum bonus payable to any executive officer under the plan for a calendar year is $2 million.

We may or may not award an annual cash bonus under the Executive Incentive Compensation Plan, and any amount awarded varies according to the achievement of company and individual performance objectives.

We may also award discretionary bonuses. Any discretionary bonuses are made outside of the Executive Incentive Compensation Plan. In 2009, the Compensation Committee elected to award discretionary bonuses to certain named executive officers as an additional component of our 2008 compensation program, which is further described under “Analysis of 2008 named executive officer compensation—Short-term incentive compensation,” below. We did not grant discretionary bonuses to either our Chairman or our President and CEO.

Equity-based incentives

Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our Common Stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers take the form of stock options and both performance-based and time-based RSUs. We grant primarily performance-based RSUs to our named executive officers and use time-based RSUs for the purpose of promotion, retention and new hire grants. Because our Chairman and our President and CEO each hold substantial amounts of our outstanding Common Stock, to date we have not granted any equity-based incentives to these executive officers. Each form of equity award constitutes approximately 50% of the overall long-term incentive we provide to named executive officers, excluding our Chairman and our President and CEO.

Before 2006, our primary long-term incentive compensation had been awarded in the form of stock options. Stock options offer the possibility of large gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our stock option plan have exercise prices not less than 100% of the closing market price of our Common Stock on the date of the option grant. In 2006, we shifted toward granting RSUs to our executive officers in addition to stock options. We believe that RSUs offer similar incentives to stock options since they reward increases in the market price of our Common Stock, and in that way tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase, and also subject executive officers to the same downside risk experienced by shareholders. Further, because of the perceived value of RSUs, we have been able to offer somewhat reduced total grant values than we previously offered solely in the form of stock options. This has reduced the shareholder dilution associated with our equity incentive programs. Finally, we believe that RSUs and restricted stock are being used increasingly by other companies as the primary equity incentives for executives and we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.

Retirement savings plans

Our 401(k) Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 50% of their elective deferrals up to 10% of their total eligible compensation. We also typically make annual profit sharing contributions to the accounts of our employees under the 401(k) Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their annual salary. The total profit sharing contribution is determined each year by the Board of Directors. For 2008, the Board of Directors approved a profit sharing contribution of $471,519 that will be allocated among each eligible employee’s account.

The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Profit Sharing Plan, and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70 percent of eligible compensation and we may make matching contributions for the participants equal to 50% of their elective deferrals up to 10% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. See the “2008 Nonqualified Deferred Compensation” table below.

We also maintain separate retirement plans for employees in certain foreign jurisdictions in which none of our named executive officers participate.

Benefits and perquisites

We provide our named executive officers with benefits and perquisites consistent with what other similar companies provide. In 2008, our named executive officers were offered other benefits that were substantially the same as those offered to all our U.S. employees. In addition to our 401(k) plan and 401(k) Excess Plan described above, these benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. We provide our Chairman and our President and CEO and his dependents with health insurance at no cost to these executive officers, and we reimburse our Chairman and our President and CEO for health care plan deductibles, co-payments, and other out-of-pocket health care expenses up to a maximum aggregate amount of $100,000 per individual and each dependent per year. We also pay various club membership fees for our Chairman and our President and CEO.

Weighting of components of compensation

The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate, individual and stock price performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each named executive officer’s potential total direct compensation at target performance levels. In addition, we believe annual compensation paid to our named executive officers, other than our Chairman and our President and CEO, in the form of cash generally should represent approximately 60% to 65%, and consequently non-cash compensation generally should represent approximately 35% to 40%, of each named executive officer’s potential total compensation at target performance levels. Our President and CEO, who currently holds approximately 45% of our outstanding Common Stock, and our Chairman, who currently holds approximately 16% of our outstanding Common Stock, have not received, and in 2008 did not receive, any equity compensation awards.

Compensation process

The Board of Directors or the Compensation Committee makes all executive officer compensation decisions. Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the equity related grants for each executive officer. We believe the compensation we pay should be competitive, reasonable and performance-based.

Our process for determining compensation involves a review of competitive compensation analyses to estimate the 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus), and target total direct compensation (base salary plus target bonus plus equity related grants). The Compensation Committee believes competitive, reasonable and appropriate levels of compensation should approximate the competitive median for each of these compensation measures. We believe these levels are consistent with our compensation program objectives and are appropriate because our target total direct compensation is variable, since bonus plus equity-based awards generally represent approximately 60% of target total direct compensation for named executive officers (excluding our Chairman and our President and CEO, who receive no equity-based incentives), and we do not provide a pension plan or other defined benefit retirement plans. We also consider several other factors when determining appropriate compensation levels for each executive officer, including:

•	our analyses of competitive compensation practices;

•	individual performance and contributions to financial goals such as sales revenue and operating margin;

•	individual leadership, expectations, expertise, skills and knowledge;

•	labor market conditions; and

•	information and advice from an independent compensation consultant engaged by the Committee.

Our approach to evaluating these factors is not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining an executive officer’s compensation. Because our Chairman and our President and CEO each hold substantial amounts of our outstanding Common Stock, to date we have not granted equity-based incentives to these executive officers. In addition, we have no equity ownership requirements for executive officers.

Treatment of prior compensation

The Compensation Committee considers, in addition to the factors described above, equity awards previously granted to each individual, each individual’s accumulated vested and unvested equity awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested equity awards, the vesting schedule of the individual’s outstanding equity awards, comparison of individual equity awards between executive officers and in relation to other compensation elements, shareholder dilution, and total accounting expense as part of its annual evaluation of executive compensation. The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, is considered but is generally not the most significant factor in the Committee’s evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Committee establishes each year.

Involvement of CEO and management

In determining the total compensation for each executive officer, the Compensation Committee considers the specific recommendations of our President and CEO and our Vice President of Human Resources, input from the Committee’s outside compensation consultant, and the Committee’s own assessment of the executive officer’s performance, the executive officer’s expectations and other factors it deems relevant. Our President and CEO’s and our Vice President of Human Resources’ recommendations to the Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our President and CEO and our Vice President of Human Resources make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation. Our President and CEO does not make recommendations regarding his own compensation, which is solely the responsibility of the Committee.

Compensation consultants

The Compensation Committee retained PricewaterhouseCoopers as its outside compensation consultant for 2008. The Committee chose PricewaterhouseCoopers primarily because of the competence, knowledge, background and reputation of the representative who advises the Committee. PricewaterhouseCoopers provides the Committee with:

•	information about market trends in executive officer compensation,

•	general information on compensation practices at other companies,

•	specific data on the compensation paid to executive officers at peer companies, and

•	analyses of performance measures used in incentive programs.

PricewaterhouseCoopers also:

•	assists the Committee in its evaluation of executive pay, practices and programs, and

•	advises the Committee on ad hoc issues related to broad-based compensation plans and international compensation issues.

PricewaterhouseCoopers reports on executive officer compensation matters and presents findings directly to the Compensation Committee. From time to time our Vice President of Human Resources provides information and feedback to PricewaterhouseCoopers on various compensation matters and uses PricewaterhouseCoopers as a compensation consultant. Moreover, PricewaterhouseCoopers provides our Vice President of Human Resources and our President and CEO with copies of the information provided to the Committee.

Competitive survey information

We use multiple compensation survey sources, including general industry surveys, retail/wholesale surveys, and apparel industry surveys. Data represented in these surveys are submitted confidentially by participating companies. Each survey provides a comprehensive list of all companies that participated in the survey, but compensation information is reported statistically without identifying company participants by name. We do not benchmark against specific companies or a specific peer group of companies. We participate in the Towers Perrin (retail/wholesale and general industry) and ICR Limited (apparel industry) specialty surveys. PricewaterhouseCoopers compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Watson Wyatt Data Services (general industry). These surveys include participating companies that are both smaller and larger than the Company based on annual revenues and market capitalization. We generally focus on a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or apply revenue-based regression analysis to the survey data for comparability purposes. The result of our analysis is an approximate “market composite” for each element of compensation for each executive officer. Our primary reference point is the median, or 50th percentile, of the composite data.

Other key practices and polices

Tax considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when determining the compensation of executive officers. Section 162(m) limits the amount that we may deduct for compensation paid to our President and CEO and to each of our three most highly compensated officers (other than the President and CEO or the Chief Financial Officer) to $1,000,000 per person, unless certain exemption requirements are met. We believe that compensation paid under our executive officer incentive plans is generally fully deductible for federal income tax purposes. In some circumstances, however, the Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of total compensation for our executive officers. In any event, the Committee intends to maintain an approach to executive officer compensation that strongly links pay to performance.

Equity granting practices

Our practice has been to grant equity incentives to executive officers and non-executive employees on an annual basis. Under our current written policy, annual equity incentives are granted at the Compensation Committee’s first regularly scheduled meeting of the year, which usually is in January. The grants are made after completion of our annual performance review process. Individual grant amounts and all terms of the award are approved by the Committee at the meeting, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date. The Committee grants these equity incentives at its discretion, but generally cannot reduce or increase a specific award once made. In 2009, grants of performance-based RSUs to executive officers were delayed to February for the Committee’s further consideration of appropriate goals and performance criteria for the period.

Grants of equity incentives to non-executive employees residing in the United States generally are delegated to the Special Option Committee of our Board of Directors at the Compensation Committee’s first regularly scheduled meeting of the year. The Compensation Committee approves the aggregate grant amounts and terms other than price at the meeting, after which the Special Option Committee determines which particular non-executive employees will receive grants and the specific amounts of any equity incentive that will be granted to the non-executive employee. The Special Option Committee then grants these equity incentives on the last trading day in February, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date.

Grants of equity incentives to non-executive employees residing outside the United States generally are delegated to the Special Option Committee at the Compensation Committee’s first regularly scheduled meeting of the year. The Compensation Committee approves the aggregate grant amounts and most terms other than price at the meeting. The Special Option Committee may approve terms necessary or advisable to adhere to local laws, and the Special Option Committee determines which particular non-executive employees will receive grants and the specific amounts of any equity incentive that will be granted to the non-executive employee. The Special Option Committee then generally grants these equity incentives on the last trading day in February, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date. If it is not possible to grant the equity incentives on the last trading day in February because of administrative or other reasons, including the time needed to comply with local laws, the Special Option Committee will grant the equity incentives on the last trading day in March. Regardless, the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the particular grant date.

In addition, the Compensation Committee grants equity incentives to newly hired executive officers and for executive officer promotion or retention purposes. The Compensation Committee also delegates authority to the Special Option Committee to grant equity incentives to newly hired non-executive employees and for non-executive employee promotion or retention purposes. Equity incentives for newly hired executive officers and non-executive employees, and for non-executive employee promotion and retention purposes, are granted on the last trading day of the month in which the newly hired executive officer commences employment or in which the promotion or retention grant is made. Equity incentives for executive officer promotion and retention purposes are granted on the date the Compensation Committee authorizes the particular grant. In all of these cases, the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the particular grant date.

We have no program or practice to time equity incentive grants in connection with the release of material non-public information.

RSU and stock option vesting are suspended during specified permitted leaves of absence.

We also maintain equity granting programs applicable to non-U.S. employees that comply with local applicable law. To the extent required, the practices relating to equity incentive grants made to such foreign employees may vary. None of our named executive officers participates under the terms of our foreign equity programs.

Committee target setting and discretion

The Compensation Committee establishes targets for our incentive programs early in the fiscal year based upon current forecasts, business strategies and expectations. The Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting. Historically, the Committee has not exercised this discretion to any significant degree but instead has chosen to grant discretionary bonuses outside of the incentive plans when warranted, particularly when the extraordinary items occur late in the performance period.

The Compensation Committee also may reduce the amount payable under the Executive Incentive Compensation Plan to a named executive officer by up to 100%, based on factors that it determines warrant such a reduction and, again, historically has not exercised this discretion to any significant degree. Under the plan, the Committee has no discretion to increase any amount payable to a named executive officer. However, as noted above, the Committee may authorize additional cash compensation outside of the plan. For example, the Committee could award additional one-time compensation for retention purposes or for a named executive officer’s extraordinary contributions to the Company. In 2009, the Committee awarded discretionary bonuses to our named executive officers, other than our Chairman and our President and CEO, which is further discussed under “Analysis of 2008 named executive officer compensation—Short-term incentive compensation,” below.

Analysis of 2008 named executive officer compensation

General

Our competitive compensation analyses identified relevant market survey data for all our named executive officers except Mrs. Boyle. The Compensation Committee, with the concurrence of PricewaterhouseCoopers, determined that the available competitive market survey data did not adequately reflect Mrs. Boyle’s role, scope of work, responsibilities and influence on our business performance. Mrs. Boyle has significant marketing responsibilities and plays a prominent role in our civic and community relations activities. The Committee determined that establishing Mrs. Boyle’s target total direct compensation relative to that of our President and CEO is an appropriate approach in the absence of relevant competitive market survey data. For 2008, the Committee determined that Mrs. Boyle’s target total direct compensation should be between 60% and 70% of our President and CEO’s target total direct compensation.

The 2008 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2008 Target Total Direct Compensation

Name	Annual Salary ($)	Target Bonus (as a % of Annual Salary)	Target Total Cash Compensation(1)($)	Target Total Direct Compensation(2)($)
Timothy P. Boyle	810,000	110%	1,701,000	1,701,000
President and CEO

Gertrude Boyle	795,000	50%	1,192,500	1,192,500
Chairman

Bryan L. Timm	421,260	50%	631,890	1,132,455
Executive Vice President and COO*

Michael W. McCormick	396,000	50%	594,000	1,042,944
Executive Vice President of Global Sales and Marketing

Mark J. Sandquist	343,200	50%	514,800	931,872
Vice President of Apparel Merchandising and ACE

*	During 2008, Mr. Timm also served as Chief Financial Officer.

(1)	The sum of annual salary plus target bonus.

(2)	The sum of annual salary plus target bonus plus the estimated fair value of the 2008 stock option and RSU awards. We award no stock options or RSUs to either our Chairman or our President and CEO.

Base salary

The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation process.” The key factors in the Committee’s evaluation of the named executive officer’s 2008 annual salary included anticipated increases in the labor market and individual performance that merited an increased salary. Based on these factors, the Committee approved an aggregate 8% increase to the named executive officers’ salaries, effective January 1, 2008. Mr. Boyle’s salary increased approximately 4%. His 2008 salary was set at approximately 10% higher than the market median, partially reflecting the fact that he does not receive equity grants. Mrs. Boyle’s salary increased approximately 4% and was set at 98% of our President and CEO’s salary. Increases for the other named executive officers ranged from 4% for Mr. Sandquist to 20% for Mr. McCormick, which included a 10% adjustment for a promotion. Mr. Timm’s salary adjustment also included a 10% market adjustment based on competitive market data. The 2008 base salaries for all named executive officers other than Mr. Boyle and Mrs. Boyle were within 7% of the competitive market median base salary levels.

Short-term incentive compensation

The executive officers’ annual target bonuses were determined as a percentage of annual salary. The portion of the 2008 target bonus available to be paid to a named executive officer under the plan varied among our named executive officers, ranging from 50% of annual salary for named executive officers other than our President and CEO to 110% of annual salary for our President and CEO. Our President and CEO’s target bonus amounts constitute a greater percentage of his base salary than the other named executive officers in part because, unlike the other named executive officers (excluding our Chairman), our President and CEO to date has not received equity compensation awards.

The amount of the actual bonus paid under the plan to each named executive officer is based on the extent to which the Company meets or exceeds a performance target set by the Compensation Committee, which consists of a net income goal adjusted for income taxes and bonus payments. The net income target is set to align with our strategic plan and expectations regarding our performance. For 2008, the net income target set by the Committee was $211,496,000 before income tax and bonus expense.

The net income target constituted 80% of the total annual bonus potentially payable to each named executive officer under the plan in 2008. The remaining 20% of the total bonus was based on the named executive officer’s individual performance during the year. The Compensation Committee determines whether the named executive officer (other than our President and CEO) has met or exceeded the individual performance objectives, which were set early in 2008 by our President and CEO and consist of financial, operational, brand and product, and personal goals. This determination is based in large part on our President and CEO’s assessment of the named executive officer’s performance against those objectives. The Committee makes its own determination about whether our President and CEO has met or exceeded his individual performance objectives, which were set early in 2008 by the Committee and consist of short-term operational goals, long-term strategic goals, and leadership objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and Company performance was at least 65% of the net income target under the Executive Incentive Compensation Plan, the Committee may award to the named executive officer the full bonus amount based on achievement of the individual performance objectives (i.e., the amount constituting 20% of the named executive officer’s total potential bonus). If the Committee determines that a named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated.

Over the past five years, we have achieved performance in excess of the target three times, but have not achieved the maximum, “stretch” performance level. Prior to 2008, there had been an average payout percentage over the previous five years of 101% of the target award opportunity. The Committee intends to set the threshold and stretch performance target levels so that the relative difficulty of achieving the target level is consistent from year to year. For further discussion regarding target setting, see “Committee target setting and discretion,” above.

For 2008, the portion of the target bonus available to be paid under the plan to a named executive officer has increased to 50% from 40% of annual salary for named executive officers other than our President and CEO. The ranges of threshold to stretch bonuses as a percentage of annual salary of named executive officers other than our President and CEO are as set forth in the table below. The following table also summarizes the various potential 2008 bonus payouts under the plan as approved by the Committee.

2008 Target Bonus Components

Name	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)(1)	Individual Performance Component (as a % of Annual Salary)(1)	Target Company Performance Component (as a % of Annual Salary)	Threshold Company Performance Component (as a % of Annual Salary)(2)	Stretch Company Performance Component (as a % of Annual Salary)(3)
Timothy P. Boyle	110%	80%	20%	22%	88%	24%	176%
President and CEO

Gertrude Boyle	50%	80%	20%	10%	40%	20%	80%
Chairman

Bryan L. Timm	50%	80%	20%	10%	40%	20%	80%
Executive Vice President and COO

Michael W. McCormick	50%	80%	20%	10%	40%	20%	80%
Executive Vice President of Global Sales and Marketing

Mark J. Sandquist	50%	80%	20%	10%	40%	20%	80%
Vice President of Apparel Merchandising and ACE

(1)	The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and Company performance is at least 65% of the net income target established by the Compensation Committee.

(2)	The Threshold Company Performance Component is paid out if 80% of the net income target set by the Compensation Committee is achieved, and constitutes the minimum Company performance component required by the Compensation Committee.

(3)	The Stretch Company Performance Component is paid out if 120% of the net income target set by the Compensation Committee is achieved, and constitutes the maximum Company performance component.

Assuming the target bonus levels were achieved, Mr. Boyle’s total cash compensation (annual salary plus target bonus) for 2008 was 36% above the competitive market median total cash compensation. Mr. Boyle’s positioning reflects the fact that he does not receive any equity-based incentives because he owns a substantial amount of our Common Stock. Mrs. Boyle’s total cash compensation was set at approximately 65% of our President and CEO’s total cash compensation. Total cash compensation for each of our other named executive officers was within 10% of the competitive market median.

For 2008, we did not achieve the net income target set by the Compensation Committee. Because our 2008 actual income before taxes and bonuses was less than 65% of the net income target, the company performance component was not earned, and the individual performance component, to the extent otherwise earned, was not payable under the plan. However, the Committee elected to award discretionary bonuses to the named executive officers, other than our Chairman and our President and CEO, in recognition of extraordinary events in the fourth quarter of 2008, most importantly the negative affect asset impairment charges had on our annual operating results and our ability to achieve the pre-established company performance target.

The table below summarizes the actual bonus payouts made at the Committee’s discretion in 2008.

2008 Actual Bonuses

Name	Individual Performance Component of Plan Bonus($)	Company Performance Component of Plan Bonus($)	Discretionary Bonus($)	Total Bonus($)
Timothy P. Boyle	—	—	—	—
President and CEO

Gertrude Boyle	—	—	—	—
Chairman

Bryan L. Timm	—	—	142,126	142,126
Executive Vice President and COO

Michael W. McCormick	—	—	139,600	139,600
Executive Vice President of Global Sales and Marketing

Mark J. Sandquist	—	—	80,000	80,000
Vice President of Apparel Merchandising and ACE

Equity-based incentives

The Compensation Committee granted equity awards to named executive officers, other than our Chairman and our President and CEO, in the form of performance-based RSUs and stock options in 2008. Typically, each form of equity award constitutes approximately 50% of the expected value of the overall long-term incentive provided to those named executive officers. The Committee awarded a competitive number of RSUs and option shares that, when added to the particular named executive officer’s target total cash compensation, resulted in a target total direct compensation level that the Committee determined was reasonable and appropriate. We do not believe that the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table is a measure of the compensation actually received or that may be received. Our executive officers are motivated by the potential appreciation in the value of these equity-based incentives if the market price of our Common Stock increases.

All of our equity-based incentives are subject to vesting. Performance-based RSUs granted to named executive officers in 2008 vest on the first anniversary of the last day of a three-year performance period. For example, grants made in 2008 for the 2008-2010 performance period would become fully vested on December 31, 2011. The number of performance-based RSUs that vest is determined by reference to achievement of specified performance goals during the performance period. Twenty percent of the award, the individual performance component, is subject to forfeiture based on achievement of individual performance ratings. Each named executive officer will forfeit one-third of the individual performance component each time the named executive officer receives less than an “exceeds expectations” rating on any of the named executive officer’s three annual evaluations for the performance period. The Compensation Committee evaluates individual performance for each of the three years at the end of the three-year period. Eighty percent of the award, the Company performance component, is subject to increase or forfeiture based on specified cumulative operating income and average return on invested capital levels in the performance period. If minimum levels of cumulative operating income and average return on invested capital are not met, each named executive officer will forfeit the entire company performance component of the award. Above these minimum levels, each named executive officer may be awarded from 25% to 200% of the target Company performance component, depending on the relative achievement of the target levels of cumulative operating income and average return on invested capital. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each three-year performance period, however, unfavorable and unprecedented economic conditions have increased the uncertainty of our planning and forecasts and the relative difficulty of establishing appropriate targets.

In 2006, the Committee granted RSU awards for the performance period 2006-2008 with the following targets:

	Cumulative Operating Income (2006-2008) (dollars in millions)
		$520	$560	$600	$640	$680	$700
Average Return on Invested Capital (2006-2008)	15%	0%	25%	55%	70%	85%	100%
	17%	25%	55%	80%	100%	115%	130%
	19%	55%	80%	100%	120%	135%	150%
	21%	70%	100%	120%	135%	155%	170%
	23%	85%	115%	135%	150%	170%	200%

In 2008, our ability to meet the pre-established minimum levels of operating income and return on invested capital was significantly impacted by, among other things, the unprecedented economic downturn coupled with a shift in our business model that included extraordinary incremental capital investments and costs in support of our corporate strategic plan. Since our performance-based equity awards involve three-year performance periods, it is very unlikely that we will meet minimum three-year corporate performance requirements for all three performance-based RSU grants made prior to 2009.

Since the minimum levels of operating income and return on invested capital were not met for this period, each named executive officer forfeited the Company performance component of the award. Of the named executive officers eligible to receive an award, based on evaluation of annual performance results, each of Mr. Timm and Mr. Sandquist have satisfied all or a portion of the individual performance component requirements of the award (20%) and will receive that portion of the award once the award becomes fully vested on December 31, 2009. If Mr. Timm continues employment with us through December 31, 2009, he will receive 520 shares. Mr. Sandquist forfeited 347 shares upon termination of his employment with us on March 24, 2009. Mr. McCormick joined the company in 2006 after the RSU grants were made and did not receive an RSU performance award for this period, and Mr. Boyle and Mrs. Boyle do not participate in the plan.

Assuming the target bonus levels and equity-based incentives performance targets were achieved, our named executive officers’ total direct compensation (annual salary plus bonus plus the expected value of equity incentives) was on average within 12% of the competitive market median total direct compensation. Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our Common Stock. Because our Chairman does not receive grants of equity-based incentives, Mrs. Boyle’s total direct compensation was set at 65% of our President and CEO’s total direct compensation.

In making compensation determinations, the Compensation Committee did not specifically consider the ratio of our President and CEO’s compensation to that of the executive officers, other than for our Chairman. We note that the average target total direct compensation of our three named executive officers other than our Chairman and our President and CEO was 61% of our President and CEO’s target total direct compensation. Specifically, Mr. Timm’s target total direct compensation was 67% of our President and CEO’s, Mr. McCormick’s was 61% of our President and CEO’s, and Mr. Sandquist’s was 55% of our President and CEO’s. We believe these relationships appropriately reflect each named executive officer’s level of responsibility.

Excluding our Chairman and our President and CEO, neither of whom received equity-based incentives, the total direct compensation of our named executive officers for 2008 consisted of the following proportions of components: 40% in base salary, 12% in short-term incentive compensation, and 47% in equity-based incentives.

We believe that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation, and the manner in which the variable compensation is determined.

Changes in 2009 compensation arrangements

Performance-based RSU targets

Beginning with the performance-based RSU grants for the 2009-2011 period, the performance components and the relative weight of those components were modified to include the existing measure of minimum levels of cumulative operating income and average return on invested capital targets at 50% of the award value and add a new relative three-year average operating margin measure for the remaining 50% of the award value. Shares earned under the new operating margin performance measure are limited to 100% of the target. The individual performance component was eliminated.

The Committee believes that the addition of a measure of relative three-year average operating margin performance against an industry peer group provides a means of earning performance shares during periods of significant volatility and provides a reward for managing through difficult business cycles, controlling for industry effects. Under this new performance measure, shares would not be earned unless Columbia’s three-year average operating margin exceeds the median three-year average operating margin of a specific peer group of companies

Equity incentive vesting schedules

Beginning with grants made in 2009, vesting schedules for both stock option grants and time-based RSUs were modified to reflect the Committee’s desire to simplify and standardize vesting schedules. The changes to the vesting periods are included in the following table:

	Previous Vesting Schedule	New Vesting Schedule
Stock Options	25% of the award vests on the first anniversary of the grant date; remaining vests ratably over the next 36 months	25% of the award vests each year on the anniversary of the grant date over 4 years

Time-Based Restricted Stock Units	100% of the award vests after 3 years	25% of the award vests each year on the anniversary of the grant date over 4 years

Mix of equity awards

Beginning in 2009, the Committee altered the typical mix of forms of equity awards for named executive officers for delivering the expected value of overall long-term incentives as follows:

	Previous Expected % of Equity Value	New Expected % of Equity Value
Stock Options	50%	45%
Performance-Based Restricted Stock Units	50%	35%
Time-Based Restricted Stock Units	0%	20%

Adjustment to short-term incentive targets for executive vice president positions

Each of Mr. Timm and Mr. McCormick were promoted to executive vice president positions in 2008. In February 2009, the Committee determined, based in part on competitive market data, to adjust the bonus targets for these positions to 70% of base salary from 50% of base salary. Consequently, the ranges of threshold to stretch bonuses as a percentage of annual salary for executive vice presidents are as set forth in the table below.

2009 Target Bonus Components

Group	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Annual Salary)	Target Company Performance Component (as a % of Annual Salary)	Threshold Company Performance Component (as a % of Annual Salary)	Stretch Company Performance Component (as a % of Annual Salary)
Executive Vice Presidents	70%	80%	20%	14%	56%	28%	112%

Change in control severance plan

In January 2009, the board determined that it was in the Company’s best interest to adopt a change in control severance plan that would offer certain key employees, including the named executive officers, based on level of position, income protection in the event that the participant’s employment with us is involuntarily terminated other than for cause, and to secure for the benefit of the Company the services of the eligible employees, including the named executive officers in the event of a potential or actual change in control. Mr. Boyle and Mrs. Boyle are not eligible to participate in the plan. The plan was not adopted by the board in anticipation of any transaction and had been considered by the board over a period of time. The board determined that these types of arrangements were common for companies against which we compete for talented key personnel and were beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments upon Termination or Change in Control,” below.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total ($)
Timothy P. Boyle	2008	804,231	—	—	—	—	23,568	827,799
President and CEO	2007	772,308	171,600	—	—	745,087	36,190	1,725,185
	2006	739,980	162,800	—	—	814,000	28,941	1,745,721

Gertrude Boyle	2008	789,231	—	—	—	—	15,488	804,719
Chairman of the Board	2007	759,231	61,200	—	—	265,730	24,172	1,110,333
	2006	735,000	58,800	—	—	294,000	24,834	1,112,634

Bryan L. Timm(1)	2008	425,105	142,126	(44,687)	166,125	—	27,669	716,338
Executive Vice President	2007	363,952	98,108	72,050	162,832	124,008	19,126	840,076
and COO	2006	334,125	25,740	14,833	396,020	128,700	17,862	917,280

Michael W. McCormick	2008	383,308	139,600	70,862	126,940	—	29,789	750,499
Executive Vice President of Global Sales and Marketing

Mark J. Sandquist	2008	353,862	80,000	(44,301)	145,238	—	18,986	553,784
Vice President of Apparel	2007	336,966	74,781	68,012	133,233	114,629	21,523	749,144
Merchandising and ACE	2006	307,218	29,018	14,833	283,498	120,090	20,585	775,242

(1)	During 2008, Mr. Timm also served as Chief Financial Officer.

(2)	For 2008, amounts include employee contributions deferred under our 401(k) Excess Plan as follows: Mr. Boyle, $0; Mrs. Boyle $0; Mr. Timm, $34,025; Mr. McCormick, $30,462; and Mr. Sandquist, $12,000.

(3)	The amounts set forth in the “Stock Awards” and “Option Awards” columns are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with the requirements of Statement of Financial Accounting Standard No. 123R, Share-Based Payment (“SFAS 123R”), except no assumptions for forfeitures related to vesting conditions were included. This includes amounts related to awards granted in and prior to the fiscal year covered. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. For example, the negative values of the 2008 stock awards for Mr. Timm and Mr. Sandquist reflect a reversal of previously recognized stock compensation expense to take into effect the forfeiture of the company performance component of certain performance-based RSUs because the performance objectives of the awards were not met. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2006, 2007 and 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(4)	The amounts set forth in the “All Other Compensation” column consist of the following:

Name	Year	Matching Contributions under the Company’s 401(k) Profit Sharing Plan	Matching Contributions under the Company’s 401(k) Excess Plan	Profit Sharing Contributions under the Company’s 401(k) Profit Sharing Plan	Executive Officer Excess Disability Insurance Premium Payments	Payments for Health Care Benefits Not Provided to Other Employees	Miscellaneous Club Membership Fees
Timothy P. Boyle	2008	$10,250	—	*	*	*	*
	2007	$10,250	—	*	*	*	*
	2006	$10,000	—	*	*	*	*

Gertrude Boyle	2008	$10,250	—	*	—	*	*
	2007	$10,250	—	*	—	*	*
	2006	$10,000	—	*	—	*	*

Bryan L. Timm	2008	*	$17,012	*	*	—	—
	2007	*	—	*	*	—	—
	2006	*	—	*	*	—	—

Michael W. McCormick	2008	*	$15,231	*	*	—	—
	2007	*	—	*	*	—	—
	2006	*	—	*	*	—	—

Mark J. Sandquist	2008	*	*	*	*	—	—
	2007	*	—	*	*	—	—
	2006	*	—	*	*	—	—

*	Value less than $10,000

2008 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy P. Boyle	1/24/2008	194,400	712,800	1,425,600	—	—	—	—	—	—

Gertrude Boyle	1/24/2008	159,000	318,000	636,000	—	—	—	—	—	—

Bryan L. Timm	1/24/2008	84,252	168,504	337,008	—	—	—	—	—	—
	1/24/2008	—	—	—	1,100	5,500	9,900	—	—	209,330
	1/24/2008	—	—	—	—	—	—	35,000	40.49	289,086

Michael W. McCormick	1/24/2008	79,200	158,400	316,800	—	—	—	—	—	—
	1/24/2008	—	—	—	960	4,800	8,640	—	—	182,688
	1/24/2008	—	—	—	—	—	—	32,000	40.49	264,307

Mark J. Sandquist	1/24/2008	68,640	137,280	274,560	—	—	—	—	—	—
	1/24/2008	—	—	—	880	4,400	7,920	—	—	167,464
	1/24/2008	—	—	—	—	—	—	30,000	40.49	247,788

Narrative Disclosure to 2008 Summary Compensation Table and 2008 Grants of Plan-Based Awards Table

Salary

Salaries paid to our named executive officers are set forth in the 2008 Summary Compensation Table. The amounts set forth in the “Salary” column of the 2008 Summary Compensation Table include payments in 2008 for cash-out of personal time off. As a result, the salary paid to a named executive officer during the year (as reported on a cash basis in the Summary Compensation Table) may vary from the executive officer’s annualized salary. For fiscal 2008, salaries paid to our named executive officers (including the cash-out for personal time off) accounted for the following percentages of each named executive officer’s total compensation, as reported in the “total” column of the 2008 Summary Compensation Table: Mr. Boyle (97%), Mrs. Boyle (98%), Mr. Timm (59%), Mr. McCormick (51%), and Mr. Sandquist (64%).

Bonus

Discretionary bonuses paid to our named executive officers are set forth in the 2008 Summary Compensation Table. For 2006 and 2007, in addition to these discretionary bonuses, this column also includes cash award amounts the named executive officers received for achieving individual performance objectives under the Executive Incentive Compensation Plan, as further described under the caption “Non-Equity Incentive Plan Compensation” below. The discretionary bonuses are described in further detail under the caption “Compensation Discussion and Analysis—Components of compensation—Short-term incentive compensation” above.

Stock Awards

Pursuant to our 1997 Stock Incentive Plan, we awarded performance-based RSUs to our named executive officers. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2008 Grants of Plan-Based Awards Table represent the threshold, target, and maximum number of performance-based RSUs that may be earned by each of the named executive officers during the January 24, 2008 through December 31, 2010 performance period, depending on the extent to which individual and company performance goals are met or exceeded. RSUs earned during the performance period will vest on December 31, 2011.

The amounts included in the “Stock Awards” column of the 2008 Summary Compensation table include the total dollar amount recognized during fiscal 2008 for financial statement reporting purposes with respect to these 2008 grants in accordance with FAS 123R, as well as the total dollar amount recognized during fiscal 2008 for financial statement reporting purposes with respect to prior years’ grants of RSUs. The amount for Mr. McCormick also includes expense recognized during fiscal 2008 for time-based RSUs granted in 2006 and 2007. The terms of the 2008 RSU grants and a discussion of the performance targets under which these awards may be earned are set forth under the caption “Compensation Discussion and Analysis—Analysis of 2008 named executive officer compensation—Equity-based incentives” above.

Option Awards

Pursuant to our 1997 Stock Incentive Plan, we awarded stock options to our named executive officers. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2008 Grants of Plan-Based Awards Table.

The amounts included in the “Option Awards” column of the 2008 Summary Compensation table include the total dollar amount recognized during fiscal 2008 for financial statement reporting purposes with respect to these 2008 grants in accordance with FAS 123R, as well as the total dollar amount recognized during fiscal 2008 for financial statement reporting purposes with respect to prior years’ grants of stock options. The terms of the stock option grants are set forth under the caption “Compensation Discussion and Analysis—Analysis of 2008 named executive officer compensation—Equity-based incentives” above.

Non-Equity Incentive Plan Compensation

The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2008 Grants of Plan-Based Awards Table represent the threshold, target, and maximum payout amounts payable for achieving the corporate performance objectives under the Company’s Executive Incentive Compensation Plan for 2008 awards. The Compensation Committee determined at its January 22, 2009 meeting that the performance objectives under this plan were not met and, accordingly, no payouts were made under these awards. For prior years, actual amounts received by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table. A discussion of the performance targets that were not achieved is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2008 named executive officer compensation—Short-term incentive compensation” above. For fiscal 2008, the discretionary bonus paid to our named executive officers accounted for the following percentages of each named executive officer’s total compensation reported in the “Total” column of the 2008 Summary Compensation Table: Mr. Boyle (0%), Mrs. Boyle (0%), Mr. Timm (20%), Mr. McCormick (19%), and Mr. Sandquist (14%).

All Other Compensation

All other compensation of our named executive officers is set forth in the 2008 Summary Compensation Table for Fiscal 2008 and described in greater detail in footnote 4 to the table. These benefits are discussed under the caption “Compensation Discussion and Analysis—Components of compensation—Benefits and perquisites” above.

Additional Information

We have provided additional information regarding the compensation we pay to our named executive officers under the caption “Compensation Discussion and Analysis” above.

2008 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS				STOCK AWARDS
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Bryan L. Timm	04/19/02	15,000	—	38.29	04/18/12	—		—	—	—
	08/23/02	15,000	—	38.99	08/22/12	—		—	—	—
	03/11/03	18,000	—	33.69	03/10/13	—		—	—	—
	05/13/04	15,000	—	53.12	05/12/14	—		—	—	—
	09/06/05	15,000	—	45.88	09/05/15	—		—	—	—
	07/20/06	3,142	2,058	43.83	07/19/16	—		—	—	—
	07/20/06	—	—	—	—	520	(2)	18,392	—	—
	01/18/07	4,552	4,948	58.26	01/17/17	—		—	—	—
	01/18/07	—	—			—		—	580	20,515
	01/24/08	—	35,000	40.49	01/23/18	—		—	—	—
	01/24/08	—	—			—		—	1,100	38,907

		85,694	42,006			520		18,392	1,680	59,422

Michael W. McCormick	08/07/06	3,208	2,292	49.65	08/06/16				—	—
	08/07/06	—	—	—	—	1,400	(3)	49,518	—	—
	01/18/07	4,073	4,427	58.26	01/17/17				—	—
	01/18/07	—	—	—	—				520	18,392
	10/31/07	—	—	—	—	534	(3)	18,888	—	—
	01/24/08	—	32,000	40.49	01/23/18	—		—	—	—
	01/24/08	—	—	—	—				960	33,955

		7,281	38,719			1,934		68,406	1,480	52,347

Mark J. Sandquist	03/19/01	1,750	—	31.354	03/18/11	—		—	—	—
	04/19/02	15,000	—	38.29	04/18/12	—		—	—	—
	03/11/03	10,000	—	33.69	03/10/13	—		—	—	—
	05/13/04	12,000	—	53.12	05/12/14	—		—	—	—
	09/06/05	15,000	—	45.88	09/05/15	—		—	—	—
	07/20/06	3,142	2,058	43.83	07/19/16	—		—	—	—
	07/20/06	—	—	—	—	347	(2)	12,273	—	—
	01/18/07	4,073	4,427	58.26	01/17/17	—		—	—	—
	01/18/07	—	—	—	—	—		—	347	12,273
	01/24/08	—	30,000	40.49	01/23/18	—		—	—	—
	01/24/08	—	—	—	—	—		—	587	20,762

		60,965	36,485			347		12,273	934	33,035

(1)	Option Grant Date	Vesting Schedule
	March 19, 2001	25% vested April 1, 2002, and the remaining 75% vested ratably over the following 36 months
	April 19, 2002	25% vested May 1, 2003, and the remaining 75% vested ratably over the following 36 months
	August 23, 2002	25% vested September 1, 2003, and the remaining 75% vested ratably over the following 36 months
	March 11, 2003	25% vested on April 1, 2004, and the remaining 75% vest ratably over the following 36 months
	May 13, 2004	25% vested on June 1, 2005, and the remaining 75% vest ratably over the following 36 months
	September 6, 2005	100% vested on September 6, 2006
	August 7, 2006	25% vested on August 7, 2007, and the remaining 75% vest ratably over the following 36 months

July 20, 2006	25% vested on July 20, 2007, and the remaining 75% vest ratably over the following 36 months
January 18, 2007	25% vested on January 18, 2008, and the remaining 75% vest ratably over the following 36 months
January 24, 2008	25% vested on January 24, 2009, and the remaining 75% vest ratably over the following 36 months

(2)	These performance-based RSUs have been earned under the individual performance component of the equity-based incentive compensation plan, but have not yet vested. These grants vest on December 31, 2009.

(3)	Time-based RSU Grant Date	Vesting Schedule
	August 7, 2006	25% vested on August 7, 2007, 25% vested on August 7, 2008 and the remaining 50% vest on August 7, 2009.
	October 31, 2007	50% vest on October 31, 2009 and 50% vest on October 31, 2010.

(4)	Assuming performance objectives are met, the performance-based RSUs would vest as follows:

	Grant Date	Performance Period	Vesting Schedule
	July 20, 2006	2006-2008	December 31, 2009
	January 18, 2007	2007-2009	December 31, 2010
	January 24, 2008	2008-2010	December 31, 2011

Narrative Disclosure to 2008 Outstanding Equity Awards at Fiscal Year-End Table

The amounts set forth in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the threshold number of RSUs that may be earned by each of the named executive officers during the January 18, 2007 through December 31, 2009 performance period (for 2007 grants), and the January 24, 2008 through December 31, 2010 performance period (for 2008 grants), depending on the extent to which individual and company performance goals are met or exceeded. Although the performance period for the 2006 grants is completed and all or a portion of the individual performance component has been met for each of the named executive officers, the shares do not vest until December 31, 2009.

The amounts set forth in the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” column were calculated using a value of $35.37 per share, the closing market price of our Common Stock on December 31, 2008, the last business day of the year, multiplied by the threshold number of RSUs granted that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

The company performance component of the RSUs for the 2006 grant performance period were forfeited on December 31, 2008 and the individual performance component RSUs that were earned will vest on December 31, 2009, RSUs earned during the 2007 grant performance period will vest on December 31, 2010, and RSUs earned during the 2008 grant performance period will vest on December 31, 2011.

2008 Option Exercises and Stock Vested Table

	Option Exercises		Stock Vested
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Vested (#)	Value Realized on Vesting ($)
Bryan L. Timm	—	—	—	—
Michael W. McCormick	—	—	700	27,153
Mark J. Sandquist	—	—	—	—

2008 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2008(1)	Matching Company Contributions in 2008(1)	Aggregate Earnings in 2008(1)	Aggregate Withdrawals/ Distributions in Fiscal 2008	Aggregate Balance at 12/31/2008(1)
Timothy P. Boyle	—	—	—	—	—
Gertrude Boyle	—	—	—	—	—
Bryan L. Timm	$34,025	$17,012	$(5,847)	—	$45,190
Michael W. McCormick	30,462	15,231	(5,507)	—	40,186
Mark J. Sandquist	12,000	6,000	(2,086)	—	15,914

(1)	All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent matching and profit sharing contributions made by us in early 2009 based on 2008 results; these amounts are also included in amounts reported for 2008 in the All Other Compensation column of the Summary Compensation Table. All of the amounts reported in the Aggregate Balance column have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements.

Nonqualified Deferred Compensation Plan

The named executive officers are eligible to participate in our 401(k) Excess Plan. Participants in the 401(k) Excess Plan may elect in advance to defer up to 70% of their annual base salary, bonus and incentive payments and we may make matching contributions for the participants equal to 50% of their elective deferrals up to 10% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. Our matching contribution for 2008 to the accounts of the named executive officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table above.

Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Profit Sharing Plan. Contributions based on salary and bonus in excess of the current tax law limit are made as Company contributions under the 401(k) Excess Plan.

Amounts deferred under the 401(k) Excess Plan are credited to a participant’s account under the 401(k) Excess Plan. Each participant may allocate his or her account among a combination of two investment funds available under the 401(k) Excess Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances quarterly. The funds available under the 401(k) Excess Plan consist of 2 mutual funds with either a balanced or equity investment objective. The investment funds had annualized losses in 2008 of 30% and 42%, respectively. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In January 2009, our board of directors approved a Change in Control Severance Plan pursuant to which we have agreed to provide certain benefits to some of our named executive officers in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us other than for “cause” or by the executive for “good reason.” Neither Chief Executive Officer Timothy P. Boyle nor Chairman Gertrude Boyle is eligible to participate in the plan. The plan was not adopted by the board in anticipation of any transaction and had been considered by the board over a period of time. The board determined that these types of arrangements are common for companies against which we compete for talented key personnel and were beneficial for management recruitment purposes.

In our plans and agreements, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued substantial violations of employment duties that are willful and deliberate and other substantial violations of the plan, including violation of Columbia’s Code of Conduct or other restrictive covenants agreed to under the plan. “Good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a home office relocation of over 75 miles.

Termination without cause or for good reason, following a change in control

Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” after a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Mr. Timm and Mr. McCormick is equal to two times the sum of base annual salary plus target annual incentive, and the cash severance payment for Mr. Sandquist is equal to one and a half times the sum of base annual salary plus target annual incentive. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Insurance Continuation. In the event of a qualifying termination in connection with a change in control, each participant would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity Acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.

Termination without cause

Cash Severance Benefit. The change in control severance plan provides that each named executive officer, other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Mr. Timm and Mr. McCormick would be equal to one and one half times the sum of base annual salary plus target annual incentive, and the cash severance payment for Mr. Sandquist would be equal to the sum of base annual salary plus target annual incentive. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.

Insurance Continuation. In the event of a termination other than in connection with a change in control, Mr. Timm and Mr. McCormick would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period, and Mr. Sandquist would receive health insurance benefits for the shorter of 12 months or the COBRA coverage period.

Equity Acceleration. In the event of a termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.

Termination due to Death or Disability

As described above in the text accompanying the “2008 Grants of Plan-Based Awards” table, we granted time-based RSU awards to Mr. McCormick in each of 2006 and 2007. The award agreements generally require the officer to be employed by us on the date of issuance to receive an award payout, but provide that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares. Accordingly, if Mr. McCormick had terminated employment on December 31, 2008 as a result of death or disability, the estimated value of his award payouts, based on a stock price of $35.37 per share, would be $68,406.

The following table shows the estimated change in control benefits that would have been payable to the named executive officers if the named executive officer were terminated by us without cause, or if the named executive terminated his employment for good reason, in connection with a change in control, as of December 31, 2008.

Name	Cash Severance Benefit	Insurance Continuation(1)	Option Acceleration(2)	Restricted Stock Unit Acceleration(3)	Performance- based Restricted Stock Unit Acceleration(4)	Total Lump Sum Payments
Bryan L. Timm	$1,053,150	$8,046	$0	$0	$45,061	$1,106,257
Michael W. McCormick	990,000	7,452	0	68,406	23,592	1,089,450
Mark J. Sandquist	686,000	8,046	0	0	18,428	712,874

(1)	The amounts in the table above represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 31, 2008.

(2)	Option Acceleration. The amounts in the table above represent the value that would be realized on acceleration of outstanding options based on the difference between the grant price and $35.37, which was the closing price of our Common Stock on December 31, 2008.

(3)	Time-based Restricted Stock Unit Acceleration. The amounts in the table above represent the number of shares that would be issued under the awards, multiplied by a stock price of $35.37 per share, which was the closing price of our Common Stock on December 31, 2008, the last trading day of 2008. See “2008 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Compensation Components—Equity-based incentives,” above.

(4)	Performance-based Restricted Stock Unit Acceleration. The amounts in the table above were calculated using a value of $35.37 per share, the closing market price of our Common Stock on December 31, 2008, the last business day of the year, multiplied by the number of RSUs earned as of that date, determined on a pro-rated basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

The following table shows the estimated severance benefits that would have been payable to each of the named executive officers if his employment was terminated by us without “cause” on December 31, 2008.

Name	Cash Severance Benefit	Insurance Continuation(1)	Total Lump Sum Payments
Bryan L. Timm	$842,520	$8,046	$850,566
Michael W. McCormick	792,000	7,452	799,452
Mark J. Sandquist	514,800	5,364	520,164	(2)

(1)	Insurance Continuation. The amounts in the table above represent the present value of either 12 or 18 months of health insurance benefit payments, as applicable to each officer, at the rates paid by us as of December 31, 2008.

(2)	Severance Payment. Amount shown in the table is payable to Mr. Sandquist in connection with his termination, effective March 24, 2009, subject to the terms of the Change in Control Severance Plan.

DIRECTOR COMPENSATION

Our director compensation program is intended to enable us to:

•	Attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies; and

•	Align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.

In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us, and the experience, skill and expertise that our directors have. Directors who are employees of the Company receive no separate compensation for their service as directors.

Each director who is not an employee of the Company receives:

•	a $60,000 annual board service fee;

•	a $10,000 annual committee service fee for each committee on which the director serves as a member;

•	a $15,000 annual committee chair fee for each committee (except the Audit Committee) that the director serves on as chair;

•	a $20,000 annual Audit Committee chair fee if the director chairs the Audit Committee;

•	a $3,500 Company merchandise allowance;

•	reasonable out-of-pocket expenses incurred in attending meetings; and

•	an annual equity award as follows:

•

a stock option grant valued at $50,000 (using the Black-Scholes valuation method) to purchase shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock on the date of grant, and

•

a grant of time-based restricted stock units valued at $50,000 based on the closing market price of our Common Stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method.

One-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually on each anniversary of the grant date. Directors may elect to receive equity compensation in lieu of all or half of the $60,000 cash retainer, allocated between stock options and restricted stock unit awards which vest in full on the first anniversary of the grant date. As described in more detail below, in 2008, five of our seven non-employee directors elected to receive equity compensation in lieu of half or all of their $60,000 annual board service fee for the twelve month period beginning May 21, 2008.

2008 Director Compensation Table

The following table summarizes the compensation earned by each non-employee director in 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Sarah A. Bany	—	73,391	92,107	3,500	168,998
Murrey R. Albers	55,000	80,492	58,184	3,500	197,176
Stephen E. Babson	25,000	91,811	73,690	3,000	193,501
Andy D. Bryant	50,000	80,492	58,184	3,500	192,176
Edward S. George	90,000	43,652	58,184	3,337	195,173
Walter T. Klenz	80,000	43,652	62,373	3,230	189,255
John W. Stanton	20,000	91,811	69,502	541	181,854

(1)	The amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with SFAS 123R, except no assumptions for forfeitures related to vesting conditions were included. This includes amounts related to awards granted in and prior to 2008, and amounts related to awards received in lieu of fees. The following table sets forth the aggregate number of stock awards and the aggregate number of option awards held as of December 31, 2008, by each of our directors, as well as the Grant Date Fair Value of 2008 Stock and Option Awards.

Name	Stock Awards Outstanding	Option Awards Outstanding	Grant Date Fair Value of 2008 Stock Awards ($)	Grant Date Fair Value of 2008 Option Awards ($)
Timothy P. Boyle	—	—	—	—
Gertrude Boyle	—	—	—	—
Sarah A. Bany	2,809	50,596	80,051	80,021
Murrey R. Albers	3,525	41,805	110,066	50,011
Stephen E. Babson	3,525	32,457	110,066	50,011
Andy D. Bryant	3,525	12,348	110,066	50,011
Edward S. George	2,093	40,962	50,036	50,011
Walter T, Klenz	2,093	46,511	50,036	50,011
John W. Stanton	3,525	24,324	110,066	50,011

The amounts set forth in the “Grant Date Fair Value of Stock Awards” and “Grant Date Fair Value of Option Awards” columns are the dollar amounts that may be recognized for each 2008 award for financial statement reporting purposes over the award’s vesting schedule in accordance with SFAS 123R. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to the Company’s consolidated financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.

(2)	The amounts set forth in the “All Other Compensation” column consist of the clothing allowance accepted by the respective director.

Annual cash fees paid to the directors are recommended by the Compensation Committee for Board approval and paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. The 2008 Director Compensation Table does not include reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Messrs. Albers and Bryant each received equity in lieu of $30,000 of the annual fees due to each of them for fiscal 2008 service, and Ms. Bany and Messrs. Babson and Stanton received equity in lieu of $60,000 of the annual fees due to them for fiscal 2008 service. Equity grants in lieu of fees are included in the “Stock Awards” and “Option Awards” columns as described in footnote 1 to the 2008 Director Compensation Table.

PROPOSAL 1: ELECTION OF DIRECTORS

A Board of nine directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz and John W. Stanton. Each nominee is now a director of the Company. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. The following table describes the name, age and occupation of each of the nominees.

Name, Principal Occupation, and Other Directorships

Gertrude Boyle (age 85) has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as the Company’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle and Sarah A. Bany’s mother.

Timothy P. Boyle (age 59) has served on the Board of Directors since 1978. Mr. Boyle joined the Company in 1971 as General manager and has served as President and Chief Executive Officer since 1988. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company and Craft Brewer’s Alliance, Inc. Mr. Boyle is Gertrude Boyle’s son and Sarah A. Bany’s brother.

Sarah A. Bany (age 50) has served on the Board of Directors since 1988. Since 2001, Ms. Bany has been a co-owner of Moonstruck Chocolate Company. From 1979 to August 1998, Ms. Bany held various positions at Columbia Sportswear Company, most recently as Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter and Timothy P. Boyle’s sister.

Murrey R. Albers (age 68) became a director of the Company in July 1993. Mr. Albers is President and Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers chairs the Compensation Committee.

Stephen E. Babson (age 58) became a director of the Company in July 2002. Mr. Babson has been a partner in Endeavour Capital, a Northwest private equity firm, since April 2002. Before that, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as its chairman from July 1999 to February 2002. Mr. Babson chairs the Nominating and Corporate Governance Committee.

Andy D. Bryant (age 58) became a director of the Company in 2005. Mr. Bryant is Executive Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994, and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999, and was promoted to Chief Administrative Officer in October 2007. Mr. Bryant is a member of the board of directors of Kryptiq Corporation and McKesson Corporation.

Edward S. George (age 72) became a director of the Company in 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George chairs the Audit Committee.

Walter T. Klenz (age 63) became a director of the Company in 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990, and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Brewing Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand. He is a member of the board of directors of Vintage Wine Trust.

John W. Stanton (age 53) became a director of the Company in 1997. Mr. Stanton is currently engaged in private investment activities, including Trilogy Equity Partners, which invests in small wireless-related companies, and Trilogy International Partners, which operates wireless systems internationally. Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation and its predecessor companies from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. From 1994 to 2002, Mr. Stanton also served as Chairman and Chief Executive Officer and Chairman of VoiceStream Wireless Corporation. Mr. Stanton is a member of the board of directors of Clearwire Corporation and Hutchison Telecommunications International Limited.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this Proxy Statement. If a quorum of shareholders is present at the annual meeting, the nine nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

PROPOSAL 2: APPROVAL OF THE 1997 STOCK INCENTIVE PLAN, AS AMENDED

The Board of Directors has proposed an amendment to our 1997 Stock Incentive Plan (the “Incentive Plan”) that will increase the number of shares available for issuance under the Incentive Plan from 7,400,000 to 8,900,000.

Stock options and RSUs are the principal long-term incentive compensation elements of our officer and key employee compensation programs, and the Board of Directors believes the Incentive Plan is an important tool to attract and retain talented employees and directors. In order to provide many employees with a long-term stake in Columbia’s prosperity, the Board of Directors makes option and RSU grants to key employees, consisting of approximately 330 individuals in the option program and approximately 451 individuals in the RSU program as of March 16, 2009. At March 16, 2009, 447,758 shares of Columbia’s Common Stock remained available for future grants under the Incentive Plan. The Board of Directors believes that additional shares must be reserved for issuance under the Incentive Plan. Accordingly, the Board of Directors recommends that shareholders approve the Incentive Plan, as amended, which includes an increase of 1,500,000 shares reserved for issuance under the Incentive Plan.

In addition, shareholder approval of the Incentive Plan, as amended, under Proposal 2 will constitute re-approval of the Incentive Plan, as amended, for purposes of Section 162(m) of the Internal Revenue Code. In general, this re-approval is required every five years to comply with certain requirements under Section 162(m) of the Internal Revenue Code. See “U.S. Federal Income Tax Consequences.”

The following table provides information about compensation plans under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants), at December 31, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	1,914,148	$45.10	813,511
1999 Employee Stock Purchase Plan(3)	—	—	474,444
Equity compensation plans not approved by security holders	—	—	—

Total	1,914,148	$45.10	1,287,955

(1)	The number of outstanding shares to be issued under the 1997 Stock Incentive Plan includes stock options and restricted stock units.

(2)	The weighted-average exercise price excludes 260,509 shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price.

(3)	The 1999 Employee Stock Purchase Plan was suspended indefinitely effective July 1, 2005.

Description. A copy of the Incentive Plan is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the Incentive Plan is a summary and does not purport to be a complete description. See Appendix A for more detailed information.

Eligibility. All employees, officers and directors of Columbia and its subsidiaries are eligible to participate in the Incentive Plan. Also eligible are non-employee agents, consultants, advisors, and independent contractors of Columbia or any subsidiary.

Administration. The Incentive Plan is administered by the Board of Directors or, if the Board so determines, a committee of the Board of Directors or specified officers of Columbia, or both. The Board or the committee, as the case may be, may promulgate rules and regulations for the operation of the Incentive Plan and generally supervises the administration of the Incentive Plan, except that only the Board of Directors may amend, modify or terminate the Incentive Plan. The Board of Directors has delegated general authority for making equity grants to the Compensation Committee. The Compensation Committee determines individuals to whom equity grants are made under the Incentive Plan and the price and terms of any grants. For further discussion regarding equity granting practices under the plan, see “Compensation Discussion and Analysis—Other key provisions and practices—Equity granting practices,” above.” For purposes of the description of the Incentive Plan, “Board of Directors” or “Board” shall also mean the Compensation Committee or officer when appropriate.

Term. The Incentive Plan will continue until all shares available for issuance under the Incentive Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Incentive Plan at any time.

Stock Options. The Board of Directors determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is intended to qualify as an incentive stock option (“ISO”) as defined in Section 422 of the Internal Revenue Code or a nonqualified stock option (“NSO”). If the option is intended to qualify as an ISO, the option price cannot be less than the fair market value of the Common Stock on the date of grant. The fair market value of Columbia’s Common Stock as of March 16, 2009, was $28.28. If an optionee with respect to an ISO at the time of grant owns stock possessing more than 10 percent of the combined voting power of the Company, the option price may not be less than 110 percent of the fair market value of the Common Stock on the date of grant. If the option is an NSO, the option price may be any amount determined by the Board of Directors. No employee may be granted options under the Incentive Plan for more than an aggregate of 100,000 shares in any 12-month period or 100,000 shares in connection with hiring. In addition, the Incentive Plan limits the amount of ISOs that may first become exercisable under the Incentive Plan in any year to $100,000 per optionee (based on the fair market value of the stock on the date of grant). No monetary consideration is paid to us upon the granting of options.

Options granted under the Incentive Plan generally continue in effect for the period fixed by the Board of Directors or appropriate committee or officer, except that ISOs are not exercisable after the expiration of 10 years from the date of grant or five years from the date of grant in the case of a 10 percent shareholder. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board of Directors with respect to an NSO, are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by Columbia or a subsidiary, within 12 months following termination of employment by reason of death or disability, or otherwise upon expiration of the post-termination exercise period. The post-termination exercise period for a grant is set forth in an option agreement. The Incentive Plan provides that the Board of Directors may extend the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option. The purchase price for each share purchased pursuant to exercise of options must be paid in cash, including cash that may be the proceeds of a loan from Columbia, in shares of Common Stock valued at fair market value, in restricted stock, in performance units or other contingent awards denominated in either stock or cash, in deferred compensation credits or in other forms of consideration, as determined by the Board of Directors or appropriate committee or officer. Upon the exercise of an option, the number of shares subject to the option and the number of shares available under the Incentive Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

Restricted Stock Units and Stock Bonus Awards. The Board of Directors may award Common Stock as a stock bonus under the Incentive Plan and determine the number of shares to be awarded and the period of time for the award. Stock received as a stock bonus is subject to the terms, conditions and restrictions determined by the Board of Directors at the time the stock is awarded.

Restricted Stock. The Incentive Plan provides that the Board may issue restricted stock in such amounts, for such consideration, and subject to such terms, conditions and restrictions as the Board of Directors may determine. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded. To date, the Company has never awarded restricted stock under the Incentive Plan.

Performance-Based Awards. The Board of Directors may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code denominated at the time of grant either in Common Stock or in dollar amounts consisting of monetary units that may be earned in whole or in part if written objective performance goals established by the Board of Directors over a designated period of time. The performance goals for each award will be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to Columbia or any subsidiary, division or other unit of Columbia: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). Payment of an award earned may be in cash or stock or both, as the Board of Directors determines. The Board of Directors may also impose additional restrictions to payment under a performance-based award in addition to the satisfaction of the performance goals. No participant may receive in any fiscal year stock-based performance awards under which the aggregate amount payable under the awards exceeds the equivalent of 100,000 shares of Common Stock or cash-based performance awards under which the aggregate amount payable exceeds $3,000,000.

Changes in Capital Structure. The Incentive Plan provides that if the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Columbia or of another corporation by reason of any recapitalization, stock split or certain other transactions, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Incentive Plan. In the event of a merger, consolidation or plan of exchange to which Columbia is a party or a sale of all or substantially all of Columbia’s assets (each a “Transaction”), the Board of Directors will, in their sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding awards under the Incentive Plan: (i) outstanding options will remain in effect in accordance with their terms; (ii) outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction; or (iii) the Board of Directors will provide a 30-day period prior to the consummation of the Transaction during which outstanding options shall be exercisable to the extent they are already vested or vest within that period and, upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The Board of Directors may, in their sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period. In the event of the dissolution of Columbia, options shall be treated in accordance with clause (iii) above.

U.S. Federal Income Tax Consequences. The following is a general summary of the U.S. federal income tax consequences of awards under the Incentive Plan to us and to participants in the Incentive Plan who are citizens or residents of the United States for U.S. federal tax purposes. The summary is based on the Internal Revenue Code, the U.S. Treasury regulations promulgated thereunder, rulings and other guidance issued by the Internal Revenue Service and judicial decisions as in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential consequences that may be relevant or important to participants in the Incentive Plan, including foreign, state or local tax consequences. Applicable state, local and foreign tax consequences may differ.

Certain options authorized to be granted under the Incentive Plan are intended to qualify as ISOs for federal income tax purposes. Under federal income tax law currently in effect, for regular U.S. federal income tax purposes, an optionee generally will not recognize income upon the grant or upon proper exercise of an ISO. The amount by which the fair market value of the stock acquired at the time of exercise exceeds the exercise price, however, is includible in the optionee’s alternative minimum taxable income and may, in certain circumstances, result in alternative minimum tax liability. If an employee exercises an ISO and does not dispose of any of the option shares within two years following the date of grant and within one year following the date of exercise, then any gain realized on subsequent disposition of the shares generally will be taxable as capital gain. Ordinarily, if an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year holding period or the two-year waiting period (a “disqualifying disposition”), the amount by which the fair market value of the shares on the exercise date exceeds the exercise price will be taxable as ordinary compensation income in the year of such disposition. If, however, the disqualifying disposition is by sale or exchange, the amount of ordinary compensation income recognized by the optionee generally will be limited to the amount realized by the optionee on the sale or exchange. We will not be allowed any deduction for federal income tax purposes at either the time of the grant or the time of exercise of an ISO. Upon any disqualifying disposition by an employee, we generally will be entitled to a deduction to the extent the employee realized ordinary compensation income, subject to certain limitations on deductions for compensation contained in the Internal Revenue Code.

Certain options authorized to be granted under the Incentive Plan will be treated as NSOs for federal income tax purposes. Under federal income tax law presently in effect, a participant will not recognize any income upon the grant or vesting of an NSO granted under the Incentive Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. At the time of exercise of an NSO, the optionee will recognize ordinary compensation income, and we generally will be entitled to a deduction, in the amount by which the fair market value of the shares subject to the option at the time of exercise exceeds the exercise price. We are required to withhold applicable income and employment taxes on the amount of compensation realized by the optionee. Upon the sale of shares acquired upon exercise of an NSO, the excess of the amount realized from the sale over the fair market value of the shares on the date of exercise generally will be taxable as capital gain.

An employee who receives stock in connection with the performance of services generally will recognize ordinary compensation income at the time of receipt, unless the shares are substantially nonvested for purposes of Section 83 of the Internal Revenue Code and the employee does not elect immediate taxation pursuant to Section 83(b) of the Internal Revenue Code. If the shares are substantially nonvested at the time of receipt, the employee will recognize ordinary income in each year in which a portion of the shares substantially vest, unless the employee elects within 30 days after the original transfer to recognize income in connection with the original transfer under Section 83(b) of the Internal Revenue Code. We generally will be entitled to a tax deduction equal to the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares, subject to certain limitations on deductions for compensation contained in the Internal Revenue Code. We are required to withhold applicable income and employment taxes on compensation income recognized by a participant. A participant who receives a cash bonus right under the Incentive Plan will generally recognize ordinary compensation income at the time of receipt equal to the amount of the cash bonus paid, and we generally will be entitled to deduct the same amount, subject to certain limitations on deductions for compensation contained in the Internal Revenue Code. We intend for awards under the Incentive Plan to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to our “covered employees” in any year. “Covered Employees” are defined as our principal executive officer and any one of our three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Under Internal Revenue Service regulations, compensation received upon exercise of an option or through a performance-based award is not subject to the $1,000,000 limit if the option or performance-based award and the Incentive Plan meet certain requirements under Section 162(m) of the Internal Revenue Code. In general, one requirement is that the material terms of the performance goals under the Incentive Plan be disclosed to and reapproved by a majority vote of our shareholders every five years. Thus, re-approval by our shareholders of the Incentive Plan, as amended, is necessary to preserve our ability to exclude compensation received by certain of our executives in connection with stock options and performance-based awards granted under the Incentive Plan from the $1,000,000 limit.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR approval of the Incentive Plan, as amended. The proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

PROPOSAL 3: RE-APPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN

In 2004, shareholders re-approved the Executive Incentive Compensation Plan (the “Compensation Plan”), which was originally approved in 1999. We seek shareholder re-approval of the Compensation Plan this year to confirm the formal incentive compensation program for certain executive officers and to satisfy certain requirements under Section 162(m) of the Internal Revenue Code.

Description. A copy of the Compensation Plan is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. The following description of the Compensation Plan is a summary and does not purport to be a complete description. See Appendix B for more detailed information.

Administration. The Compensation Plan is administered by the Compensation Committee, which consists of three independent directors.

Persons Covered. The Compensation Committee determines which executive officers of Columbia are eligible to participate in the Compensation Plan for any year no later than 90 days after the beginning of the year. In 2009, the following Company executive officers are eligible to participate in the Compensation Plan: the Chairman, the Chief Executive Officer and President, the Executive Vice President and Chief Operating Officer, the Executive Vice President of Global Sales and Marketing, the Vice President and Chief Financial Officer, the Vice President of Global Apparel Merchandising and ACE, the Vice President and General Counsel, the Vice President of Global Human Resources, the Vice President of Global Footwear Merchandising, and the Vice President of Latin America and Asia Pacific.

Performance Goals and Awards. No later than 90 days after the beginning of each year, the Compensation Committee establishes performance goals for each participating executive officer and the related cash performance awards related to achievement of those goals. Performance awards are stated as a percentage of an executive’s base salary. Performance goals may be based on our revenues, sales, earnings, or earnings per share, or the growth of our revenues, sales, earnings, or earnings per share. In 2008, the performance target set by the Compensation Committee consisted of a net income goal adjusted for income taxes and bonus payments. The net income target constitutes 80% of the total annual bonus potentially payable, while the remaining 20% of the total bonus is based on a participant’s individual performance during the year. Audited financial statements are used to measure all financial goals. The Compensation Committee has the discretion to include or exclude any extraordinary items in the financial statements and to adjust performance goals to take into account changes in accounting that occur during a given year, however, any decision to include or exclude extraordinary items or to adjust performance goals to reflect changes in accounting is made by the Compensation Committee at or prior to the time the Compensation Committee establishes performance goals for the calendar year. For the Chief Executive Officer and President, the corporate performance component of the award is based on a sliding scale, ranging from between 24 percent and 176 percent of his base salary, depending on whether we achieve between 80 percent and 120 percent of predetermined corporate performance goals. For all other eligible executive officers, performance awards are on a sliding scale, ranging from between 16 percent and 112 percent of each person’s base salary, depending on whether the Company achieves between 80 percent and 120 percent of predetermined corporate performance goals. The Compensation Committee may use its discretion to reduce the amount payable to any eligible executive officer by up to 100%, based on factors it determines warrant such a reduction. The maximum amount payable under the Compensation Plan to any participant for a calendar year will not exceed $2 million.

Termination and Amendment. The Compensation Plan will remain in effect until terminated by the Board of Directors. The Compensation Committee may amend the Compensation Plan, with the approval of the Board of Directors, at any time, except to the extent that shareholder approval would be required to maintain the qualification of performance awards as performance-based compensation.

U.S. Federal Income Tax Consequences. The following is a general summary of the U.S. federal income tax consequences of bonus payments under the Compensation Plan to us and to participants in the Compensation

Plan who are citizens or residents of the United States for U.S. federal tax purposes. The summary is based on the Internal Revenue Code, the U.S. Treasury regulations promulgated thereunder, rulings and other guidance issued by the Internal Revenue Service and judicial decisions as in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be relevant or important to participants in the Compensation Plan, including foreign, state or local tax consequences.

For U.S. federal income tax purposes, a participant generally will recognize compensation taxable as ordinary income in the year a bonus payment, if any, is actually paid to the participant pursuant to the terms of the Compensation Plan. If a participant elects to defer a portion of the bonus (if any such alternative is available), the participant may be entitled to defer the recognition of income. We intend for bonus payments under the Compensation Plan to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code. In general, we will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations under Section 162(m) and certain other limitations on deductions for compensation contained in the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to our “covered employees” in any year. “Covered employees” are defined as our principal executive officer and any one of our three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, one of the requirements that must be satisfied is that the material terms of the performance goals under the Compensation Plan be disclosed to and reapproved by a majority vote of our shareholders every five years. Thus, re-approval by our shareholders of the Compensation Plan is necessary to preserve our ability to exclude bonus payments to certain of our executives under the Compensation Plan from the $1,000,000 limit. If our stockholders do not reapprove the Compensation Plan, no bonuses will be paid to our covered employees under the terms of the Compensation Plan, and the Board of Directors and our Compensation Committee will make a determination in their business judgment as to the appropriate compensation for the covered Employees, considering the benefits and costs to us, including the additional costs arising from our inability to deduct all or a portion of the compensation paid to the covered employees.

2009 Performance Goals and Awards. In January 2009, the Compensation Committee established performance goals and related performance awards based on operating income for 2009. The actual amounts to be paid under those awards cannot be determined at this time, as such amounts are dependent on our performance for the current year.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR re-approval of the Compensation Plan. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting.

Principal Accountant Fees and Services

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year. For work performed in regard to fiscal years 2007 and 2008, we paid Deloitte & Touche LLP the following fees for services, as categorized below:

	2007	2008
Audit Fees(1)	$1,306,070	$1,418,726
Audit-Related Fees(2)	16,500	24,100
Tax Fees(3)	232,954	190,774
All Other Fees	—	—

Total	$1,555,524	$1,633,600

(1)	Fees for audit services billed to the Company by Deloitte & Touche LLP in 2007 and 2008 consisted of:

•	Audit of the Company’s annual financial statements and Sarbanes-Oxley Act, Section 404 related services;

•	Reviews of the Company’s quarterly financial statements; and

•	Statutory and regulatory audits, consents and other services related to Securities and Exchange Commission matters.

(2)	Fees for audit-related services billed to the Company by Deloitte & Touche LLP in 2007 and 2008 consisted of employee benefit plan audits.

(3)	Fees for tax services billed to the Company by Deloitte & Touche LLP in 2007 and 2008 consisted of:

•	Federal tax return compliance assistance;

•	Foreign tax compliance, planning and advice;

•	Requests for technical advice from taxing authorities;

•	Assistance with tax audits and appeals; and

•	Preparation of expatriate tax returns.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy

All of the services performed by Deloitte & Touche LLP in 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review and revise at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firms in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman updates the Audit Committee at the next regularly scheduled meeting of any services for which he granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

ADDITIONAL INFORMATION

Form 10-K. We will provide without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2008. Written requests should be mailed to Peter J. Bragdon, Vice President, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials. All materials filed by us with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov.

Shareholder Proposals to be Included in the Company’s Proxy Statement. To be considered for inclusion in proxy materials for our 2010 annual meeting of shareholders, a shareholder proposal must be received by the Company by December 5, 2009.

Shareholder Proposals Not in the Company’s Proxy Statement. Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Company’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Peter J. Bragdon, Vice President, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2010 annual meeting of shareholders, to be timely, the notice must be received by the Company no earlier than December 5, 2009, and no later than January 4, 2010.

Discretionary Authority. The proxies to be solicited by us through our Board of Directors for our 2010 annual meeting of shareholders will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at the annual meeting if we fail to receive notice of the stockholder’s proposal for the meeting by January 4, 2010.

Shareholder Nominations for Director. Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the Company’s bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the Company if elected.

If the number of directors to be elected is increased and there is no public announcement naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by any increase) if delivered to the Secretary no later than the close of business on the tenth day following the day on which the public announcement is first made.

Shareholders may also nominate candidates for election to the Board of Directors at any special meeting of shareholders held for the purpose of electing directors in accordance with the bylaws by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If the officer does so, the officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

Portland, Oregon

April 3, 2009

2009 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 21, 2009

3:00 p.m. Pacific Time

Columbia Sportswear Company

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

DIRECTIONS

From I-5 North of Portland:

•	Take I-5 South to I-405 South

•	Follow I-405 South to Hwy. 26 West

From I-5 South of Portland:

•	Take I-5 North to Hwy. 217 North

•	Follow Hwy. 217 North to Hwy 26 West

From Highway 26 West, take Exit #67/Murray Blvd. Turn right on Murray Blvd., left on NW Science Park Drive, and right into our parking lot at 14375 NW Science Park Drive.

APPENDIX A

COLUMBIA SPORTSWEAR COMPANY

1997 STOCK INCENTIVE PLAN, AS AMENDED

1. Purpose. The purpose of this 1997 Stock Incentive Plan (the “Plan”) is to enable Columbia Sportswear Company (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (in which case, the Company, parent or subsidiary is referred to as an “Employer”).

2. Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be ~~7,400,000~~ 8,900,000 shares. If an option or Performance-based Award granted under the Plan expires, terminates or is cancelled, the unissued shares subject to that option or Performance-based Award shall again be available under the Plan. If shares awarded as a stock bonus or restricted stock unit pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

3. Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective as of March 12, 1997. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable and no payments shall be made under a Performance-based Award, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and the exercise of any Incentive Stock Options granted under the Plan before such approval shall be conditioned on and subject to such approval. Subject to this limitation, options and Performance-based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-based Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4. Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.

4.3 Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

4.4 Non-U.S. Provisions. Notwithstanding anything in the Plan to the contrary, with respect to any person eligible for awards under the Plan who is resident outside the United States, the Board of Directors may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the goals and objectives of the Plan, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Board may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes.

5. Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) award stock bonuses or restricted stock units as provided in Section 7; (iv) sell shares subject to restrictions as provided in Section 8; and (v) award Performance-based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 who the Board of Directors believes have made or will make an important contribution to the Company; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award. No employee may be granted options for more than an aggregate of 100,000 shares of Common Stock in connection with the hiring of the employee or 100,000 shares of Common Stock in any calendar year otherwise.

6. Option Grants.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.

6.1-2 Exercise of Options. Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1-4 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-4 Termination of Employment or Service.

6.1-4(a) General Rule. Unless otherwise determined by the Board of Directors or unless otherwise required under applicable law, in the event an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1-4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of the post-termination exercise period after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The post-termination exercise period for a grant is set forth in an option agreement.

6.1-4(b) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” shall be defined under the Company’s long-term disability policy.

6.1-4(c) Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of an optionee’s death while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1-4(d) Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the applicable post-termination exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

6.1-4(e) Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-4(f) Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence greater than 30 days.

6.1-5 Purchase of Shares.

6.1-5(a) Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company’s receipt of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.

6.1-5(b) Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must have paid the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-5(c) Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local and non-U.S. tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the optionee, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the optionee.

6.1-5(d) Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

6.1-6 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option with respect to such stock is granted) with respect to which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations)

are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000 will be treated as an Incentive Stock Option and the portion of the option exceeding $100,000 will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. The Company may designate stock that is treated as acquired pursuant to exercise of an option that is in part an Incentive Stock Option and in part a Non-Statutory Stock Option as Incentive Stock Option stock by issuing a separate certificate for that stock and identifying the certificate as Incentive Stock Option stock in its stock records. In the absence of such a designation, each share of stock issued pursuant to exercise of the option will be treated in part as Incentive Stock Option stock and in part as Non-Statutory Stock Option stock.

6.2-2 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7. Stock Bonuses and Restricted Stock Units. The Board of Directors may award shares under the Plan as stock bonuses or restricted stock units. Shares awarded as a stock bonus or restricted stock units shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of an award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the recipient, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the recipient. Upon the issuance of a stock bonus or restricted stock unit, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

8. Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing such shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

9. Performance-based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (“Performance-based Awards”). Performance-based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

9.1 Award Period. The Board of Directors shall determine the period of time for which a Performance-based Award is made (the “Award Period”).

9.2 Performance Goals and Payment. The Board of Directors shall establish in writing objectives (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4). The Board of Directors may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3 Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 100,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $3,000,000.

9.4 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

9.5 Effect on Shares Available. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.

10. Changes in Capital Structure.

10.1 Stock Splits; Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

10.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

10.2-1 Outstanding options shall remain in effect in accordance with their terms.

10.2-2 Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

10.2-3 The Board of Directors shall provide a period of 30 days or less before the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

10.3 Dissolution of the Company. In the event of the dissolution of the Company, options shall be treated in accordance with Section 10.2-3.

10.4 Rights Issued by Another Corporation. The Board of Directors may also grant options and stock bonuses and Performance-based Awards and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses, Performance-based Awards and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

11. Amendment of the Plan. The Board of Directors may at any time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Section 10, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

12. Approvals. The Company’s obligations under the Plan are subject to the approval of federal, state and non-U.S. authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with applicable law and regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable federal, state or non-U.S. securities laws.

13. Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate such employee’s employment at will at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

14. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

Adopted March 12, 1997

Amended May 17, 2001

Amended May 13, 2004

Amended January 23, 2009

APPENDIX B

Columbia Sportswear Company

Executive Incentive Compensation Plan

Article 1

Name of Plan. The name of the Plan shall be the Columbia Sportswear Company Executive Incentive Compensation Plan (the Plan).

Article 2

Effective Date of Plan. The effective date of the Plan shall be January 1, 1999. The Plan shall be subject to the approval of a majority of the shareholders of Columbia Sportswear Co. (the Company) at the first annual shareholders meeting to be held after the effective date. No payments will be made under the Plan unless and until such approval is obtained.

Article 3

Purpose of Plan. The purpose of this Plan is to provide an incentive to key executive officers of the Company who contribute to its success by offering an opportunity to such persons to earn compensation in addition to their salaries, based upon company success.

Article 4

Administration of Plan. The Plan shall be administered by the Compensation Committee (the Committee) of the Board of Directors (the Board) of the Company. The Committee shall have the full power and authority to administer the Plan. In applying and interpreting the provisions of the Plan, the decisions of the Committee shall be final.

Article 5

Eligibility. The Committee shall determine the key executive officers of the Company who shall participate in the Plan for any fiscal year as soon as practicable following the beginning thereof, but no later than 90 days after the beginning of the year. Such determination shall be in writing and shall be communicated to eligible executives as soon as practicable.

Article 6

Performance Goals. From time to time, the Committee shall establish performance goals based on the amount of Company revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales earnings, or earnings per share. The performance goals to be applied for any calendar year shall be determined by the Committee no later than 90 days after the beginning of the year. Each eligible executive’s bonus shall be determined, in such manner as the Committee shall prescribe, by the extent to which the Company attains these performance goals. The specific performance goals to which each eligible executive’s bonus is tied shall be at the discretion of the Committee. The audited financial statements of the Company will be used to measure all financial goals. The Committee shall have the discretion to include or exclude any extraordinary items and/or to adjust its performance goals to take into account changes in accounting, however, any decision to include or exclude extraordinary items or to adjust performance goals to reflect changes in accounting shall be made by the Committee at or prior to the time the Committee establishes performance goals for the calendar year as prescribed above in this Article 6.

B-1

Article 7

Amount of Target Bonus. Upon determining that an executive is eligible to participate in the Plan, the Committee shall determine a target bonus for such executive. The target bonus shall be stated as a percentage of the eligible executive’s base salary.

After the end of the year, the Committee shall determine the extent to which the Company has reached the performance goals established for the eligible executives. The Committee shall have the discretion to reduce the amount payable to any participant for a calendar year by up to 100% based upon factors which it determines, in its discretion, warrant such reduction.

Notwithstanding any other provision of the Plan, the maximum amount payable to any participant under the Plan for a calendar year will not exceed $2 million.

Article 8

Time of Payment. Payments will be made as soon as practicable after the Committee has certified the amounts payable under the Plan based upon audited financial results of the Company for the calendar year. No payments will be made under the Plan in respect of any calendar year unless the predetermined performance goals have been satisfied.

Article 9

Term of Plan. The Plan shall remain in effect until terminated by the Board.

Article 10

Separation. In case of separation from the Company due to death, disability, or retirement an individual or his or her beneficiaries shall receive a bonus, which is prorated for the period of time that the eligible executive was employed by the Company during the year in which the eligible employee died, because disable or retired. The amount of such payment shall be determined and payable after the end of such year. In case of separation from the Company for any other reason, an eligible executive shall not be entitled to a bonus under this Plan for the year in which the separation occurs.

Article 11

Amendment of the Plan. The Board shall have the power to amend or terminate this Plan, in whole or in part, at any time, except that the Board shall not have the right to change the performance goals established by the Committee under Article 6, above. The Plan shall not create any rights of future participation in any employee. No person eligible to receive a bonus under this Plan shall have any rights to pledge, assign, or otherwise dispose of any unpaid portion of such bonus.

B-2

Columbia

Sportswear Company

COLUMBIA SPORTSWEAR COMPANY 14375 NW SCIENCE PARK DRIVE PORTLAND, OR 97229

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CLSPW1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA SPORTSWEAR COMPANY Vote On Directors

The Board of Directors recommends a vote FOR proposal 1

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. To elect directors for the next year;

Nominees:

01) Gertrude Boyle 02) Timothy P. Boyle 03) Sarah A. Bany 04) Murrey R. Albers 05) Stephen E. Babson

06) Andy D. Bryant 07) Edward S. George 08) Walter T. Klenz 09) John W. Stanton

Vote On Proposals

The Board of Directors recommends a vote FOR proposal 2

2. To approve the 1997 Stock Incentive Plan, as amended;

The Board of Directors recommends a vote FOR proposal 3

3. To re-approve the Executive Incentive Compensation Plan;

The Board of Directors recommends a vote FOR proposal 4

4. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009; and

5. To act upon any other matters that may properly come before the meeting.

For Against Abstain

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

FOLD AND DETACH MERE

CLSPW12

PROXY COLUMBIA SPORTSWEAR COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2009

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Bryan L. Timm and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held May 21, 2009 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

(Continued, and to be marked, dated and signed, on the other side)